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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the captions "Summary Consolidated Financial Data," "Selected Consolidated Financial Data," and "Experts," and to the use of our reports on the consolidated financial statements and schedule of TNS, Inc. dated February 6, 2004 (except with respect to the matter discussed in paragraph 5 of Note 1, as to which the date is March 15, 2004), and to the use of our reports on the consolidated financial statements and schedule of Transaction Network Services, Inc. dated September 6, 2002, in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of TNS, Inc. for the registration of its common stock.

                      /s/ Ernst & Young LLP

McLean, Virginia
August 17, 2004

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Consent of Independent Registered Public Accounting Firm